EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Valerie Bellofatto
Public Relations	Investor Relations
408/579-2963	408/579-3030
vbellofatto@extremenetworks.com	investor-relations@extremenetworks.com

EXTREME NETWORKS ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

SANTA CLARA, Calif., Dec. 16, 2003—Extreme Networks, Inc. (Nasdaq: EXTR) today provided updated information regarding its financial expectations for the current quarter, ending Dec. 28, 2003.

The Company expects revenue for the quarter will be in the range of $80 to $85 million, a slight decrease as compared to $87.4 million in the previous quarter (Q1 FY’04). The Company attributed its lower than expected results, in part, to product constraints. Extreme Networks expects that new orders in the December quarter will increase from the previous quarter and that its book to bill ratio is expected to exceed 1:1.

Based on the increase in orders, and based in part on strong early customer response to its recently introduced BlackDiamond 10 Gigabit Ethernet modular switch products, the Company expects that revenues can increase sequentially in the March quarter.

In the quarter ending Dec. 28, the Company currently anticipates a loss after tax of $6.5 million to $3.5 million or $0.06 to $0.02 per share, before the effect of amortization of the warrants recently granted to Avaya, the final amount of which has not been finally determined.

Extreme Networks, Inc.

Extreme Networks delivers the most effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com

A webcast of Extreme’s Financial Analyst Day, being held today, Tues., Dec. 16, 2003 can be accessed from the investor section of the Company’s website: http://www.extremenetworks.com/aboutus/investor.

Extreme Networks and BlackDiamond are registered trademarks of Extreme Networks, Inc., in the United States and other countries.

Forward Looking Statements: The information in this press release includes forward looking statements regarding the expectations for revenue, bookings and loss for the current quarter, as well as expectations for sales for the March quarter. These statements are based upon current expectations and actual results could vary due to risks and uncertainties, including in particular, that bookings and shipments for the remainder of the quarter do not meet expectations, and that future sales do not occur as currently anticipated due to competition, inability to ship products as expected or other reasons. In addition, the Company has not commenced or completed it’s quarterly review of results, and therefore actual results could differ from those expected due to unexpected differences in accounting treatment from those anticipated.